Exhibit 10.7

LEASE AGREEMENT
BETWEEN
KRUPYSHEV MIKHAIL ANATOLIEVICH
as Landlord
AND
SEMRUSH RU, LLC
as Tenant
22 Zastavskaya Str., Building 2, Letter A, office 618, Saint Petersburg 190006

BASIC LEASE INFORMATION

Date:	April 2020

Landlord:	Krupyshev Mikhail Anatolievich, Individual Entrepreneur

Tenant:	SEMRUSH RU, LLC, a Russian limited liability company

Building:	The building located at 22 Zastavskaya Str., Building 2, Letter A, office 618, Saint Petersburg 190006

Premises:	Fourth and Fifth Floors

Rentable Area of Premises:	Approximately 4,850 square meters

Scheduled Delivery Date:	January 5, 2020

Rent Commencement Date:	Permanent Rent: January 15, 2020, and every fifteenth (15th) day of every month. Variable Rent: within ten (10) business days of invoice

Expiration Date:	Four (4) years and eight (8) months from the date of the Delivery and Acceptance Certificate signing.

Base Rent:	3,035,214 RUR for the first month, and 4,336,020 RUR monthly starting the second month

Security Deposit:	One month of Permanent Rent (4,336,020 RUR) due five (5) banking days from signing of this Agreement

Base Year:	2020

Tenant’s Expense Share:	1.4283%

Tenant’s Tax Share:	1.4283%

Permitted Use of Premises:	Office space.

Minimum Days and Hours Open for Business:	9:00 a.m. through 6:00 p.m., Monday through Friday, subject to Section 6.
Tenant’s Address for Notices:	From and after Commencement Date: SEMRUSH RU, LLC 22 Zastavskaya Str., Building 2, Letter A, office 618, Saint Petersburg 190006
Exhibits and Schedules:	Exhibit A: Floor Plan Exhibit B: Building Rules

The provisions of the Lease identified above in parentheses are those provisions where references to particular Basic Lease Information appear. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

TENANT	LANDLORD

SEMRUSH RU, LLC.,	KRUPYSHEV MIKHAIL ANATOLIEVICH,
a Russian Limited Liability Company	An Individual Entrepreneur

Exhibit A: Floor Plan
Exhibit B: Building Rules
i

LEASE AGREEMENT No. SR/1/2020/D
(long term)
Saint Petersburg                                                                                              April __, 2020
Krupyshev Mikhail Anatolievich, Individual Entrepreneur, hereinafter referred to as the “Lessor”, acting under the Certificate of State Registration of Individual Entrepreneur, issued on March 5, 2015 on the form of series 78 No.009212802, on the one hand,
and
SEMRUSH RU, Limited Liability Company, a company incorporated and acting in accordance with the legislation of the Russian Federation, registered on 10.09.2013 under the Primary State Registration Number (OGRN) 1137847340036 (Taxpayer Identification Number (INN) 7810453178, Tax Registration Reason Code (KPP) 781001001) at: 22 Zastavskaya Str., Building 2, Letter A, office 618, Saint Petersburg 190006, represented by the Director General Kilimova Natalia Aleksandrovna, acting under the Charter, hereinafter referred to as the “Lessee”, on the other hand, together referred to as the “Parties”, have concluded this long term lease agreement (hereinafter referred to as the “Agreement”) as follows:
1.TERMS AND DEFINITIONS
1.1For the purposes of the Agreement, the following terms, unless the context and content of this Agreement require otherwise, have the following meaning:
1.1.1Delivery and Acceptance Certificate is a document signed by the Parties confirming the delivery of the Facility for its use in accordance with the Permitted Use in the manner and under the terms of the Agreement, executed by the Parties in the form specified in Appendix No. 2 to the Agreement.
1.1.2Certificate of Operational Responsibility Differentiation is a document signed by the Parties and confirming the Parties’ operational responsibility differentiation in relation to the Building and the Facility, executed by the Parties in the form specified in Appendix No. 3 to the Agreement.
1.1.3EGRN is the Unified State Register of Real Estate.
1.1.4EGRUL is the Unified State Register of Legal Entities.
1.1.5Legislation means the whole federal legislation of the Russian Federation (hereinafter referred to as “RF”), the legislation of St. Petersburg, acts of local government authorities, as well as all and any other regulations and norms valid within the relevant period on the territory of St. Petersburg and, in general, on the RF territory or those of mandatory or recommendatory nature, including (but not limited to), laws governing the process of construction and reconstruction, fire safety requirements, industrial safety requirements, requirements of civil defense and protection from emergency situations, environmental safety requirements, procedures for MSW handling, sanitary and epidemiological requirements.

1.1.6Building is a non-residential building with cadastral number 78:14:0007533:2320, located at: 22 Zastavskaya Str., Building 2, Letter A, Saint Petersburg.
1.1.7Land Plot is a land plot with cadastral number: [       ] of area [       ] sq. m, located at: [       ]
1.1.8CPI is the Consumer Price Index in the Russian Federation as a whole for all the goods and services in the Russian Federation for the previous calendar year, expressed as a percentage for December to December of the previous year, published annually on the official website of the Federal State Statistics Service (Rosstat): www.gks.ru.
1.1.9Housing and Communal Services are services the provision of which by supplying organizations shall be ensured by the Lessor, including supply of electricity, electric power, as well as cold and hot water supply and water disposal (as agreed in the TOR).
1.1.10VAT is the Value Added Tax, provided for in the Legislation.
1.1.11Facility is non-residential premises located in the Building with a total area of four thousand eight hundred and fifty (4,850) square meters, namely:
1.1.11.1premises of an area of two thousand two hundred and ten (2,210) square meters, located on the fourth (4th) floor, highlighted on Plan [      ] with colour (Appendix No. 1);
1.1.11.2premises of an area of two thousand two hundred and ten (2,210) square meters, located on the fifth (5th) floor, highlighted on Plan [       ] with colour (Appendix No. 1).
1.1.12Permanent Part of Rent means the payment maid by the Lessee to the Lessor for possession and use of the Facility.
1.1.13Variable Part of Rent means the payment for the Housing and Communal Services consumed by the Lessor in relation to the Facility.
1.1.14Lessee’s Payments means the payment made by the Lessee to the Lessor for the possession and use of the Facility, which includes the Permanent Part of Rent and the Variable Part of Rent.
1.1.15Permitted Use is use of the Facility for offices and auxiliary premises.
1.1.16SMW is solid municipal waste generated in the course of the Lessee’s activity.
1.1.17Improvements mean inseparable and separable improvements to the property of the Facility made by the Lessee.

1.1.18Operating Costs mean expenses of the Lessor, which include expenses on scheduled maintenance and current repair of engineering systems and networks located outside the leased premises; fire safety systems (fire alarm, fire main, voice-based fire alarm system, fire extinguishing system and smoke removal, emergency lighting, exit signs), including the leased premises; maintenance of the Building security alarm (CCTV, alarm button, access control) to the leased premises; maintenance of the Building communication and telecommunications systems to the leased premises; maintenance of elevators (including their certification), sliding doors, entrance sectors of the Building; cleaning the yard and the area adjacent to the Building, the common areas of the Building, entrance areas, common areas; major repairs of the Building; deratization and disinfection of common areas of the Building; heat supply system.
1.2In the Agreement, unless otherwise provided:
1.2.1definitions in a singular form also refer to the definitions in a plural form, and vice versa;
1.2.2references to “persons” are considered to be references to individuals, legal entities, individual entrepreneurs, firms, associations without legal entity rights, state and transnational bodies;
1.2.3references to the numbers of clauses and appendices are considered to be references to the relevant clauses of the Agreement and its Appendices;
1.2.4headings of the clauses and the Appendices are provided for the convenience only and do not affect the interpretation of these clauses and the Appendices;
1.2.5words as “include”, “includes”, “including” mean “without limitation”/”not limited to”; the use of these (or similar) words does not limit their more common meaning;
1.2.6if any provision of the Agreement (hereinafter referred to as the “applicable provision”) contains phrase “without prejudice to” any other provision of the Agreement (hereinafter referred to as the “protected provision”), it means that the applicable provision of the Agreement does not cancel, modify or otherwise exclude or restrict the application of the protected provision;
1.2.7any reference in the Agreement to mandatory provisions of the Legislation refers to those provisions of the Legislation that contain clear prohibition on establishment by the Parties to the Agreement of any terms and conditions other than those provided for in the relevant provisions of the Legislation;
1.2.8unless otherwise expressly provided for by the Agreement, for the purposes of the Agreement, one (1) year is considered equal to three hundred and sixty-five (365) calendar days. One (the first) year of the lease term shall be started counted from the moment, when the Parties sign the Delivery and Acceptance Certificate, while another one (the second) year of the lease term (and all the subsequent years of the lease term) shall be started counted on the expiry of the previous three hundred and sixty-five (365) calendar days.
2.SUBJECT OF AGREEMENT
2.1The Lessor undertakes to provide the Lessee with the right of temporary possession and use of the Facility for the Lessee’s Payments.
2.2The Building ownership in common belongs to the Lessor on the basis of the Purchase and Sale Agreement dated June 07, 2018 series 78 AB No. 5102106-5102109 under ownership in common, which is confirmed by an extract from the Unified State Register of Real Estate issued by the Office of the Federal Service for State Registration, Cadastre and Cartography for Saint Petersburg on March 05, 2020 (registration record 78:14:0007533:2320-78/034/2018-6).
The Land Plot is owned by the Lessor on the basis of [], which is confirmed by an extract from the Unified State Register of Real Estate issued by the Office of the Federal Service for State Registration, Cadastre and Cartography for Saint Petersburg on [specify] (registration record: [specify]).
2.3The term of possession and use of the Facility is four (4) years and eight (8) months from the date of the Delivery and Acceptance Certificate signing.
The Agreement as a long-term lease agreement is subject to state registration by the Office of the Federal Service for State Registration, Cadastre and Cartography in Saint Petersburg. The Parties have established that until the moment of state registration, this Agreement is valid as a short-term lease agreement concluded for three hundred and sixty (360) calendar days, and enters into force from the date of its signing by the Parties. If three hundred and sixty (360) calendar days from the date of the Agreement signing by the Parties expire, but the Agreement is still not registered in accordance with the legislation of the Russian Federation, the validity of the Agreement is automatically extended for the next three hundred and sixty (360) calendar days without the need to sign an additional agreement on prolongation. A number of the Agreement prolongations may not exceed the period specified in paragraph 1 of this clause of the Agreement.
In accordance with Article 425 of the RF Civil Code, the Parties have agreed to extend the effect of the Agreement as a long-term lease agreement to the Parties relationship established from the date of its signing after the state registration of the Agreement as a long-term lease agreement.
2.4The Lessor undertakes to deliver, and the Lessee undertakes to accept the Facility until 01.05.2020 under the Delivery and Acceptance Certificate.
2.5The Lessee has the right to use the Facility for Permitted Use.

2.6The Lessor informs on the following encumbrances attached to the Building: ownership in common, the rightholders are Volkov-Kitain Grigory Valentinovich (ownership share is 195/1000), VEP, Limited Liability Company, Taxpayer Identification Number (INN) 7805276910 (ownership share is 522/1000) and Megapark, Limited Liability Company, Taxpayer Identification Number (INN) 7810053035 (ownership share is 88/1000).
2.7The Lessor informs on the following encumbrances attached to the Land Plot:
3.RIGHTS AND OBLIGATIONS OF PARTIES
3.1Rights and Obligations of Lessor:
3.1.1The Lessor shall not interfere in the Permitted Use of the Facility in any way.
3.1.2The Lessor undertakes to deliver the Facility to the Lessee not later than on 01.05.2020 under the Delivery and Acceptance Certificate. The specified Delivery and Acceptance Certificate is to be signed by authorized representatives of the Parties.
3.1.3The Lessor undertakes to deliver the Facility to the Lessee under the Agreement in a condition that allows the Facility to be used in accordance with the Permitted Use.
The Lessee has been familiarized with the current technical condition of the Facility prior to the conclusion of the Agreement and recognizes it as suitable for further Permitted Use.
3.1.4From the date of the Delivery and Acceptance Certificate signing until the date of the Agreement termination, the Lessor undertakes to provide:
3.1.4.1Running repairs and face-lifting of common areas of the Building (including the halls of the ground and the first floors of the first stage, sanitary units of the ground and the first floor, the elevator hall on the ground floor of the second stage, and the fire stairs), as well as territories adjacent to the Facility and the Building as a whole in a timely manner and at its own expense.
3.1.4.2Uninterrupted round-the-clock operation and maintenance of the elevators located in the Building, except for the periods of time required for maintenance and cleaning.
3.1.4.3Operation of the central heating system in the Building (seasonally adjusted).
3.1.4.4Emergency repairs of communications in the Building in accordance with the Certificate of Operational Responsibility Differentiation.
3.1.4.5Uninterrupted 24-hour supply of electricity to the Building, except for periods of time when the supply of electricity is stopped by the power supply (power grid) organization for repair, maintenance or for some other reason beyond the control of the owner, or except for a period of time when the power network does not function as a result of a breakdown and/or an emergency situation. The Lessee shall be provided with uninterrupted power capacity in volumes sufficient for the uninterrupted operation of the Lessee’s equipment, namely 60 W per one (1) sq. m of the Facility (excluding lighting and power supply of air conditioning systems). Power supply of ventilation systems and elevator equipment is provided by the Lessor on its own and at its own expense.
3.1.4.6Uninterrupted round-the-clock provision of the Building as a whole and the Facility with Housing and Communal Services, including water supply (cold water), heating, sewerage, and electricity. Housing and Communal Services provision, as well as installation and maintenance of the boiler system are carried out by the relevant supply organizations on the basis of contracts concluded with the Lessor at the expense of the Lessor.
3.1.4.7Seasonal heat supply except for the period of time when the networks are closed as a result of a breakdown and/or an emergency situation or necessary major repairs shall be carried out by the Lessor or a resource supply organization.
3.1.4.8Year-round supply of cold water at any time, except when the water supply network is blocked by resource supplying organizations for repair, maintenance or for some other reason beyond the control of the Lessor, or except for the period of time when the network is closed as a result of a breakdown and/or an emergency situation.
3.1.4.9Unhindered, permanent and round-the-clock (24 hours a day/seven days a week) access to the Facility and the surrounding area for the Lessee, including for the Lessee’s employees and visitors, as well as for their vehicles.
3.1.4.10Unimpeded, permanent and round-the-clock (24 hours a day/seven days a week) access for the Lessee, including for the Lessee’s employees and visitors, to fire escapes and fire exits in the Building.
3.1.4.11Cleaning the area surrounding the Building in accordance with seasonal conditions.
3.1.4.12Daily cleaning of common areas of the Building (including halls of the ground and the first floors (first stage), rest rooms of the ground and the first floors (first stage), a hall of the elevator the ground floor (second stage), as well as fire escapes) and areas adjacent to the Facility (and the Building as a whole); to provision the Lessee with an area for household waste containers placement. Removal of the Lessee’s solid municipal waste shall be carried out at its expense under a contract concluded with a specialized organization.
3.1.4.13Keeping common areas of the Building (including halls of the ground and the first floors (first stage), rest rooms of the ground and the first floors (first stage), a hall of the elevator the ground floor (second stage), as well as fire escapes) in proper repair and sanitary condition in accordance with the requirements of sanitary norms; ensuring fire safety; compliance with safety regulations and requirements of other normative legal acts of the Russian Federation.
3.1.4.14Round-the-clock ventilation of air in the Building, taking into account technically necessary breaks, in accordance with current regulations.
3.1.4.15Improvement of the territory adjacent to the Building.
3.1.4.16Maintenance and repair of engineering systems and other equipment of the Building, including engineering systems inside and other equipment of the Building, which is in the area of the Lessor’s responsibility in accordance with the Certificate of Operational Responsibility Differentiation.
3.1.4.17Installation and maintenance of fire protection systems, including automatic fire alarm systems, warning and people evacuation systems in case of fire, internal fire-fighting water supply.
3.1.4.18Other lessees and third parties carry out construction, installation and other works related to increased noise levels and/or the use of chemicals, which may result in exposure to harmful and/or hazardous production factors of the Lessee’s employees, only during non-working hours, including weekends and holidays.
3.1.5The Lessor undertakes:
3.1.5.1To notify the Lessee immediately if the Lessor becomes aware of any upcoming power, water, heat, and other sullies cutoffs, as well as of any actions that may affect the use of the Facility by the Lessee, and immediately notify the Lessee on any emergency situations. To make every effort to ensure that electricity, water, heat and operation of the Building are quickly restored in accordance with the terms of the Agreement by posting information on the Building information desk.
3.1.5.2To assist the Lessee in addressing the issues that are in the area of responsibility or at the sole discretion of the Lessor.
3.1.5.3Not to interfere in economic activities of the Lessee.
3.1.5.4To provide the Lessee with the necessary certificates and other documents related to the Building operation within five (5) business days from the date of receiving the Lessee’s written request, including if the Lessee receives relevant requests from authorized state and municipal authorities.
3.1.5.5To consider the Lessee’s requests for changes in the purpose of the Facility, as well as its repair and/or re-equipment within a period not exceeding five (5) business days from the date of receiving the corresponding written request from the Lessee.

3.1.5.6To make the necessary major repairs of the Building, to repair the foundation, roof, exterior walls, roof gutters, awnings, load-bearing structures of the Building and major systems of the Building (heating, ventilation air, electric power distribution systems, water supply systems, systems of smoke and fire alarm systems), elevators, and rainwater catchment system in the Building and on the territory adjacent to the Building. The Lessor undertakes to execute such works in a way that does not make it impossible for the Lessee to use the Facility in accordance with the Permitted Use or impossible to provide the Housing and Communal Services in the Building in accordance with the terms and conditions of the Agreement.
3.1.5.7To keep the Building in a proper sanitary condition, clean and tidy to ensure normal operation of the Facility (and the Building as a whole), as well as the adjacent territory; to organize deratization and disinfection the Building (including the Facility) according to requirements of sanitary-hygienic norms and rules.
3.1.5.8To maintain and to guarantee uninterrupted operation of fire safety systems at the Facility (and the Building as a whole) in accordance with the provisions of current legislation of the Russian Federation with regard to fire safety.
3.1.5.9In a timely manner, within the terms agreed with the Lessee and at its own expense, to maintain and to ensure trouble-free operation of engineering systems of the Facility (and the Building as a whole), including but not limited to supply and exhaust ventilation system, cold and hot (local boiler) water supply systems, as well as sewerage, heating, and air conditioning system.
3.1.5.10In a timely manner and at its own expense, within the terms agreed with the Lessee, to eliminate malfunctions, breakdowns and any consequences of engineering communications accidents on the territory of the Facility, if such breakdowns and malfunctions occurred not through the fault of the Lessee. In case of occurrence of circumstances that are beyond the of the Lessor’s control and preventing the elimination of malfunctions, breakdowns and consequences of any accidents within the specified period, the Parties shall agree another period for their elimination.
3.1.5.11To provide an area close to the Building to park bicycles.
3.1.5.12To provide the Lessee with the necessary technical documentation in relation to the Building and the Facility if the Lessee carries out design, repair and construction works for the conversion of the Facility, as well as other running repairs of the Facility.
3.1.6The Lessor provides maintenance of the Building and internal engineering networks within its area of operational responsibility, established by the Certificate of Operational Responsibility Differentiation.
3.1.7In case of necessity to carry out major repairs in the Facility by the Lessor, the latter shall notify the Lessee about it in writing and agree on the procedure and conditions for such repairs not later than ninety (90) calendar days prior to the start of such works; prior to starting the works, the Lessor undertakes to agree the terms and procedure for such works execution with the Lessee.
3.1.8Immediately, as soon as it becomes known to the Lessor, to notify the Lessee in writing on the need to vacate the Facility in connection with the decisions made in accordance with the established procedures for the Building major repairing, in accordance with the approved major repairs plan or on its liquidation for urban planning reasons.
3.1.9In case of necessity to carry out repairs in the Facility (or parts of the Building, immediately adjacent to or providing access to the Facility), the Lessor shall notify the Lessee, not later than three (3) business days in advance, on the date and time of such repairs in order to eliminate or reduce interruptions in the Lessee’s activity.
3.1.10Intentionally omitted.
3.1.11The Lessor has the right to control the construction materials, imported and exported by the Lessee, necessary for carrying out the running repairs in the Facility, without hindering the Lessee in carrying out such repairs within the established time limits.
3.1.12In connection with the works executed by the Lessee on the Facility repairing and re-equipment, the Lessor does not have an obligation to relocation and/or modernization of the engineering networks in the Building. Such works can be executed only under an additional agreement between the Parties.
3.2Rights and Obligations of Lessee:
3.2.1The Lessee is provided with unrestricted access to the leased Facility, to the Building and to the surrounding area in accordance with the Building Operation Rules (Appendix No. 6).
3.2.2The Lessee has the right to conclude the necessary contracts for the Facility maintenance and repairing, its protection and organization of access control in accordance with the Certificate of Operational Responsibility Differentiation.
3.2.3The Lessee has the right, at its expense and by its own forces, but in coordination with the Lessor, to install additional access control systems and structured cable systems on the territory of the Facility, while ensuring access to the Facility for the Lessor’s representatives in order to verify compliance with the terms and conditions of the Agreement, if necessary.
3.2.4In order to have the necessary telecommunications services provided, to install appropriate equipment, and to lay cables inside the Facility, the Lessee has the right to involve any organizations. To execute these and other works necessary to have the required telecommunications services provided, the Lessee shall involve only those organizations that provide telecommunications services to the Building under an agreement with the Lessor.

3.2.5The Lessee has the right to use the common property of the Building and the adjacent area. The procedure for such use of the common property of the Building can be established by a separate written agreement of the Parties.
3.2.6The Lessee has the right to install, mount, maintain and use equipment, devices for business activity, security systems and equipment, and other property in the Facility.
3.2.7The Lessee shall have the pre-emptive right to conclude a lease/sublease Agreement for premises adjacent and/or next to the leased Facility and/or located in the same Building, and the Lessor shall take all the necessary measures to ensure that the Lessee is able to exercise such right.
3.2.8The Lessee has the right, on its own and at its own discretion, taking into account functional purpose of the premises, specified on the Facility Premises Layout (Appendix No. 1), to organize points/locations for Lessee’s employees catering, including to allocate premises from the Facility structure for meal preparation (heating), food storage and catering of the Lessee’s employees, as well as for similar or accompanying functions. The Lessee has the right, with the consent of the Lessor, to carry out repair works on the territory of the Facility for the purpose of its employees catering. The Facility Premises Layout (Appendix No. 1) can be amended by agreement of the Parties.
3.2.9The Lessee is not entitled to have a compensation of the cost of any separable improvements made on the territory of the Facility. The Lessee has the right to choose the decoration of the Facility, including, but not limited to, the design of the Facility, while the Lessee has the right not to dismantle this decoration after the lease term expiration.
3.2.10The Lessee has the right to indicate its location on the territory of the Facility by placing appropriate signboards, signs, advertising stands at the entrance to the territory of the Facility and in front of the entrance. The size, colour and artistic solution of these items are to be agreed with the Lessor in advance.
3.2.11The Lessee undertakes:
3.2.11.1To use the Facility in accordance with the Permitted Use.
3.2.11.2In a timely manner and in full, to pay the rent, security payment, payments for the security payment replenishment (established by the Agreement, and subsequent amendments and additions to it) to the Lessor.
3.2.11.3In a timely manner, in agreement with the Lessor, at its own expense and by its own forces and materials, within the terms agreed with the Lessor, to carry out running repairs and renovation of the Facility.
3.2.11.4To ensure the safety of engineering networks, communications and equipment at the Facility.

3.2.11.5Not to lay any hidden and/or open cabling and communications, not to make any other alterations and re-equipment of the Facility without a written consent of the Lessor.
3.2.11.6To vacate the Facility in accordance with terms and conditions specified in this Agreement, due to emergency condition of the Building structures (or any part thereof), to an assignment for the Building major repairs or its liquidation for urban planning reasons within the terms specified by the Lessor’s assignment, subject that the Lessor fulfilled the provisions of clause 3.1.9 of the Agreement.
3.2.11.7To keep the Facility in proper sanitary and fire prevention condition. To provide the Facility with primary fire extinguishing equipment in accordance with current regulations and monitor their working order and performance. On its own, to ensure compliance with labour protection and safety requirements at the Facility, including the technical condition of construction and enclosing structures, and engineering communications.
3.2.11.8To immediately notify the Lessor of any damages, accidents or other events that caused (or threaten to cause) damages to the Facility, and to promptly take all possible measures to prevent the threat against further destruction or damage to the Facility. On its own, to execute works at the Facility to eliminate accidents, emergencies and their consequences that occurred due to the fault of the Lessee, its employees, and visitors.
3.2.11.9Not to conclude contracts and not to enter into transactions, the consequence of which is (or may be) any encumbrance of the property rights granted to the Lessee under the Agreement, in particular, their transfer to another person (pledge agreements, introduction of the right to the Facility (or its part) subleasing to the authorized capital of a company, etc.) without a written consent of the Lessor. Conclusion of such contracts by the Lessee or its entrance into such transactions without the specified consent is the grounds for the Agreement termination unilaterally.
3.2.11.10To provide the Lessor’s representatives and the asset holder with unlimited access to the Facility, in the presence of an authorized representative of the Lessee (except in emergency cases), for its inspection and examination, if the Lessor has previously warned the Lessee on the need for access twenty four (24) hours in advance, and in case of emergency – immediately with obligatory execution by the Lessor and/or the asset holder of a corresponding certificate.
3.2.11.11To inform the Lessor in writing about the upcoming moving out from the Facility, both in connection with the end of the Agreement validity period, and in case of its pre-term termination within the terms and conditions established by the Agreement.
3.2.11.12To deliver the Facility (after moving out) under the Return Certificate, which is made in a form similar to the form of the Delivery and Acceptance Certificate with the necessary changes, based on the merits of the action, in good condition with normal wear, fully intact with all permitted alterations, rearrangements and inseparable improvements.
3.2.11.13In due time, to meet the requirements of the Lessor, an asset holder, the Ministry of the Russian Federation for Affairs of Civil Defence, Emergencies and Elimination of Consequences of Natural Disasters and other regulatory bodies on measures taken to eliminate situations arising from the Lessee’s activities that jeopardises the integrity of the Facility, as well as environmental, and sanitary conditions outside of the leased premises.
3.2.11.14Not to store (except in cases of temporary (up to 1 hour) abandonment during loading and unloading operations) the property belonging to the Lessee in public areas, other premises of the Building that are not related to the Facility, on the territory adjacent to the Building, on the territory of the parking lot. If such property is found, the Lessee shall immediately remove it accordance with the Lessor’s instructions. If the Lessee fails to comply with the Lessor’s request, the Lessor has the right to draw up an appropriate report and move the property to the appropriate storage facility, charging the Lessee with the expenses incurred.
3.2.11.15During the Facility operation, including the repair and construction works execution, not to place, not to use and/or nor to dispose of toxic, caustic, poisonous, or flammable substances on the territory of the Facility. Not to use the Building drainage (sewer) systems to discharge substances that may affect or violate the permissible composition of wastewater in accordance with current regulations.
4.PAYMENTS AND SETTLEMENTS PROCEDURES
4.1The Lessee’s Payments under the Agreement, as well as all other cash amounts specified in this Agreement, are to be paid in RUR and do not include VAT or any other tax that may be established in accordance with the law and which is payable in excess of such amounts, unless otherwise specified in the Agreement. The amount of the current VAT rate is determined by the rate applicable during the period of the service provision and established by the current Legislation.
4.2The Permanent Part of Rent is set in the amount of 981 RUR per 1 sq. m., herewith the Parties have agreed that:
4.2.1The total amount of the Permanent Part of Rent for one (1) month of the Facility leasing is three million thirty-five thousand two hundred and forty (3,035,214.00) RUR, without VAT, for the first month of lease.
4.2.2The total amount of the Permanent Part of Rent for one (1) month of the Facility leasing is four million three hundred and thirty-six thousand twenty (4,336,020.00) RUR, without VAT, starting from the second month of lease. Tax
4.3Operating costs (including, expenses on cleaning common areas of the Building (halls of the ground and the first floors (first stage), rest rooms of the ground and the first floors

(first stage), a hall of the elevator the ground floor (second stage), as well as fire escapes) and the fees for the Building protection, keeping a checkpoint, maintenance and provision of consumables, as well as keeping a fire alarm system, systems of supply and exhaust ventilation and air conditioning) and Housing and Communal Services are included in the Permanent Part of Rent.
4.4Expenses related to implementation by the Lessor of the obligations specified in clause 3.1 of the Agreement are considered expenses of the Lessor and are not subject to compensation by the Lessee.
4.5The Variable Part of Rent includes the expenses on electricity consumed by the Lessee at the Facility. These expenses are calculated based on the readings of electricity metering devices located on each floor of the leased Facility, as well as on the tariffs of an energy supply organization (a guaranteeing supplier). A number of the electricity metering devices and their readings are to be registered in the corresponding Electricity Metering Devices Readings Acceptance Certificate, signed by both Parties, in the form of Appendix No. 5 to the Agreement.
4.6Cleaning, provision of consumables for the Facility operation (including air conditioning system), as well as wastes removal shall be carried out by the Lessee at its own expense.
4.7The Lessee shall transfer the Permanent Part of Rent to the Lessor’s settlement account not later than on the fifteenth (15th) day of the current month, starting from the moment of the Facility Delivery and Acceptance Certificate. The Lessee’s obligation to pay the Permanent Part of Rent is considered fulfilled from the date of the funds debitting from the Lessee’s settlement account.
4.8In case of a violation by the Lessor of its obligations specified in clause 3.1 of the Agreement, and in case of charging the Lessor with appropriate penalties, the Lessee is entitled to deduct such penalties from the amount of the Permanent Part of Rent payable for the corresponding period.
4.9The Variable Part of Rent shall be paid by the Lessee on the basis of the relevant invoices issued by the Lessor within ten (10) business days from the date of the invoice submission. The Lessor undertakes to provide the Lessee with a copy of the invoice received from an energy supply organization (a guaranteeing supplier) on a monthly basis.
4.10If due to carrying out by the Lessor of major repairs in accordance with clauses 3.1.4 and 3.1.5 of the Agreement or due to other circumstances, occurred at the initiative of the Lessor, any restraints appear for the Lessee in using the Facility in the manner provided for in the Agreement, or for the latter to carry out its activity, then:
4.10.1the corresponding Lessee’s Payments for the specified period are not accrued and not to be paid;

4.10.2if the Lessee continues to use any part of the Facility in accordance with the Permitted Use, the amount of the Lessee’s Payments for the relevant period shall be calculated and payable in proportion to the area of the Facility that is actually used by the Lessee at the Facility.
4.11If the Lessor is unable to carry out repairs in accordance with clauses 3.1.4 and 3.1.5 of the Agreement without completely stopping the Lessee’s activity at the Facility, the Lessee is exempt from paying the Lessee’s Payments and other payments under the Agreement for the period of complete stop of its activity at the Facility.
4.12The Lessee has the right to suspend the payment of the Lessee’s Payments from the latest day of the events specified below (and on the first day of the events specified below, to send a written notice to the Lessor) with respect to the corresponding part of the Facility area in respect to which the Housing and Communal Services provision has been stopped, untill the Housing and Communal Services provision resumption (in relation to the relevant part of the Facility area) or untill elimination of other reasons preventing the use of the Object in the following cases:
4.12.1if the Lessor does not provide one or more of the following Housing and Communal Services or other services listed below in an area exceeding twenty-five (25) percent of the Facility area for any reason, except for any violations of the Lessee:
4.12.1.1supply of electricity for two (2) consecutive business days; or
4.12.1.2heating supply in winter for five (5) consecutive business days (seasonally adjusted); or
4.12.1.3ventilation for twenty (20) consecutive business days; or
4.12.1.4cold water supply and/or wastewater disposal for two (2) consecutive business days;
4.12.2if the Lessee is not able to use the Facility on an area exceeding twenty-five (25) percent of the Facility area for two (2) consecutive business days.
4.13For the avoidance of doubt, in the event of suspension of the Housing and Communal Services provision in relation to the Facility or any of its parts due to circumstances beyond the control of the Lessee, the Lessor undertakes to ensure the resumption of Housing and Communal Services provision within the shortest reasonable time at its own expense.
4.14After resuming the Housing and Communal Services provision, the payment of the Lessee’s Payments shall be resumed in full, without reducing their amount for the period of their provision suspension.

4.15The amount of the Permanent Part of Rent specified in clause 4.2 of the Agreement can be increased by the Lessor in agreement with the Lessee not more than once a year, starting from the second year of lease, but in any case not more than by the CPI.
4.16If the area of the Facility is clarified based on the results of the premises measurements after signing the Agreement by the Parties, the amount of the Permanent Part of Rent set by the Agreement is not subject to change.
4.17Security Payment:
4.17.1To ensure the Lessor’s interests, the Lessee shall make the Security Payment in the amount of one-month Permanent Part of Rent to the Lessor’s settlement account within five (5) banking days from the date of the Agreement signing (clause 4.2.1 of the Agreement).
The amount of the Security Payment is at the disposal of the Lessor (and can be used by it) until the amount of the Security Payment shall be returned to the Lessee in the event of the lease term expiration or the Agreement termination; however, no interest for the disposal and use of the Security Payment amount in favour of the Lessee is accrued or paid. The Lessor and the Lessee agree that the Security Payment is a method expressly specified in the Civil Code of the Russian Federation to ensure that the Lessee fulfills its obligations under this Lease Agreement. The Security Payment is not a deposit or an advance payment.
4.17.2If the Lessee delays any of the payments due under the Agreement, or as a result of the Lessee’s guilty actions, the Facility, common areas in the Building, the Building itself, the territory adjacent to the Building and the Lessor’s property located on such territory are damaged, the Lessor has the right to deduct the amount of such damages from the Security Payment.
The availability of the Security Payment and an opportunity of deductions from it do not release the Lessee from responsibility to fulfill its financial obligations stipulated in the Agreement (in full or in part).
4.17.3The procedure for deducting an amount from the Security Payment: seven (7) business days in advance, the Lessor sends a written notification to the Lessee specifying the grounds and an amount of deduction from the Security Payment in the calculation attached. If the Lessee does not object to the received notice of deduction, the Lessee is obliged to restore the amount of the Security Payment to the originally agreed amount within seven (7) banking days from the date of receiving the notice of deduction. This obligation also occurs in the event of an increase in the Permanent Part of Rent provided for in the Agreement.
4.17.4Upon expiration of the Agreement, the Lessor shall return the amount of the Security Payment to the Lessee, taking into account possible deductions in accordance with the provisions of clauses 4.17.2 and 4.17.3 above, within seven (7) banking days after the Lessee moves out from the leased premises in accordance with the procedures established by the Agreement.

5.LIABILITIES OF PARTIES
5.1The Parties are liable for non-performance or improper performance of the terms and conditions of the Agreement and the obligations assumed by them to the extent of damages caused in accordance with the Legislation.
5.2In case of a breach by the Lessee of provisions of clauses 4.7 and 4.17.1 of the Agreement, penalties in the amount of 0.1% from the overdue sum for each day of delay are to be charged.
5.3If the Lessor does not fulfill its obligation to submit a set of documents required for state registration of the Agreement to the authorized state authorities, provided for in clause 10.6, the Lessee has the right to suspend payment of the Lessee’s Payments until the date of submission by the Lessor of the required set of documents for the Agreement state registration. After submission of the above set of documents for state registration, the rent payment is to be resumed in full, without reducing its amount for the period of such suspension.
5.4In case of violation of time limits for the delivery of the Facility under the Facility Delivery and Acceptance Certificate through the fault of the Lessor, the rent is not to be charged.
5.5Payment of any penalties does not release the violating Party from fulfilling its obligations and eliminating the violations.
5.6If one of the Parties violates the terms and conditions of the Agreement, the Party that discovered the relevant violation sends a claim to the other Party with a request for elimination of the violations, including for compensation of losses caused by such violations.
5.7If any damage is caused to one Party through the fault of the other Party, the guilty Party shall compensate the damage to the other Party in full.
5.8The Lessee is liable under the Agreement only if there is its fault and only compensates for actual damages; it shall not be liable for any losses or claims against the Lessor in connection with any lost profits or other losses of the Lessor incurred through no fault of the Lessee.
5.9The Parties agree that to the extent permitted by the Legislation, neither Lessee, nor its representatives accept any liability for the damage caused to the Lessor, its employees and other persons, as well as for loss of their property and the damages caused (as a result of theft, fire, explosion, plaster collapsing, effect of steam, gas, electricity, water, rain, snow or leaks from any part of the Building, pipes, roofs, from the street, from the ground or any other place; or as a result of dampness; or for any other reason), except when the cause of harm, loss or damage is an act (or an omission) of the Lessee, its employees, and/or representatives.
5.10All penalties provided for in the Agreement are of punitive nature.
5.11Unless otherwise provided for in the Agreement, the Lessee and the Lessor shall not be considered violating any of their obligations under the Agreement, if they eliminate any such violation within five (5) calendar days (with regard to the violation of any payment obligations), or within thirty (30) calendar days (with regard to other obligations), or within a longer (within reason) period (with regard to a particular obligation violation that does not provides a reasonable opportunity to eliminate the violation within thirty (30) calendar days, provided however, that the violation shall be eliminated in the shortest possible time from the moment of receiving the notice on the corresponding violation by the violating Party.
5.12Unless otherwise provided for in the Agreement, if the Lessor has violated any obligation under the Agreement and has failed to remedy such violation within thirty (30) calendar days from the moment of receiving the notice from the Lessee about it; herewith, the Lessee will be entitled but not obliged to eliminate such violation. In this case, the Lessor will compensate the reasonable documented expenses incurred to the Lessee within five (5) calendar days after receiving the Lessee’s invoice. The right of the Lessee provided for in this clause 5.12 can be used by the Lessee in addition to or in lieu of the rights provided for in the Agreement (at the discretion of the Lessee).
5.13In relation to any goods or other property of the Lessee and/or any separable improvements that are not taken away by the Lessee within one (1) month after signing the Premise Return Certificate, the Parties shall agree that the Lessee’s actions on such goods (property) abandonment indicate its consent with its elimination from ownership, use and disposition of the goods (property) that is the Lessee’s waver from the ownership to such property in accordance with Article 236 of the RF Civil Code. If such property becomes property of the Lessor, the Lessor has the right to dispose of such property at its own discretion, without being liable to the Lessee for its loss.
5.14The Party that caused damages to the other Party’s property through its guilty actions shall be liable for such damages.
The fact of causing such property damages is registered in the relevant certificate (hereinafter referred to as the “Damage Certificate”), which is subject to preparation by the Parties as soon as possible after the (detected) incident.
The Damage Certificate shall, among other things, contain a description of the relevant damages caused to the property of the Party and reflect actual conditions and circumstances of such damages, with a photo and/or video report attached to such certificate. The relevant Damage Certificate shall be signed by the Parties within one (1) day after its execution. If one of the Parties unreasonably avoids signing the Damage Certificate (whether a representative of such Party participated in the relevant damage inspection or not), the other Party has the right to sign the Damage Certificate unilaterally. In this case, the Damage Certificate is considered binding for the Parties, as if it were signed by both of them. The Party that has executed the Damage Certificate undertakes to send a signed copy of such Damage Certificate to the other Party within ten (10) business days after its signing.

6.GROUNDS FOR AGREEMENT TERMINATION
6.1The Agreement can be terminated at any moment by agreement of the Parties, as well as unilaterally in accordance with pre-trial procedures by any of the Parties in the cases provided for in clauses 6.2, 6.3 of the Agreement.
6.2The Lessee has the right to unilaterally refuse to perform the Agreement in the following cases:
6.2.1the Lessor violated the time limits set for the delivery of the Facility specified in clause 2.4 of the Agreement;
6.2.2the Lessor creates any obstacles in possession and use of the Facility in accordance with the Permitted Use;
6.2.3the Lessor has given any false warranties and representations provided for in clauses 7.1 and 7.2 of the Agreement;
6.2.4the Lessor does not register the Agreement within the period specified in clause 10.6;
6.2.5if within thirty (30) calendar days in a row, due to the fault of the Lessor, the Facility is not suitable for the Permitted Use or the use of the Facility in accordance with the Permitted Use will contradict the requirements of the Legislation, including, but not limited to, the fire safety and labour protection requirements;
6.2.6if the provision of all (or some) Housing and Communal Services at the Facility is interrupted for more than thirty (30) consecutive calendar days, resulting in occurrence of obstacles to the use of the Facility in accordance with the Permitted Use;
6.2.7if an opportunity of using the Building (or its essential part) or the Facility is completely suspended by a decision (instruction, order, decree) of the competent state, municipal, or judicial authority for a period exceeding ninety (90) calendar days;
6.2.8if the Lessor’s authorized management body, judicial body, state or other authority has made a binding decision to liquidate the Lessor.
6.3The Lessor has the right to unilaterally refuse to perform the Agreement in the following cases:
6.3.1the Lessee uses the Facility in violation of the Permitted Use;
6.3.2repeatedly (two or more times in a row), the Lessee fails to make the Lessee’s Payments (in whole or in part) and/or repeatedly (two or more times in a row) violates the established deadline for making the Lessee’s Payment;

6.3.3the Lessee intentionally or negligently worsens the condition of the premises.
6.4The Party that refuses to perform the Agreement in accordance with clauses 6.2, 6.3 of the Agreement shall send a written request to the other Party for the elimination of all the violations that served as the basis for the Agreement termination. If the specified violations are not eliminated within fifteen (15) days from the date of the request sending, the Agreement is considered terminated on the sixteenth (16th) day from the date of the request sending.
6.5The procedure for the Agreement termination provided for in clause 6.4 shall not apply if the Lessee refuses from the Agreement implementation on the grounds of clauses 6.2.3 – 6.2.8. For the reasons specified in this clause, the Agreement is terminated upon receipt by the Lessor of a notice on unilateral refusal from the Agreement implementation sent by the Lessee.
6.6Any of the Parties also has the right to unilaterally refuse to implement the Agreement in accordance with pre-trial procedures, if any bankruptcy procedure provided for by Federal law of the Russian Federation No. 127-FZ dated October 26, 2002 “On Insolvency (Bankruptcy)” is initiated in respect of one Party, notifying the other Party about its decision in writing. The Agreement shall be terminated on the eleventh (11th) day after such notification is sent. The Lessee is obliged to move its property out from the Facility on the latest day of the specified term of the Agreement termination. The notification provided for in this clause of the Agreement shall be sent by one Party to the other Party by registered mail with delivery notification and investment inventory to the address of the respective Party specified in the Agreement or in the Unified State Register of valid as of the date of such notice sending. The notification on refusal to perform the Agreement is considered to be delivered in ten (10) days from the date of its sending, as well as in cases where it was delivered to the Party, but due to circumstances depending on this Party, it was not received or read by it.
6.7This Agreement can be terminated unilaterally by the Lessor by sending a written notice to the Lessee six (6) months prior to the upcoming termination of the Agreement.
6.8This Agreement can be terminated unilaterally by the Lessee by sending a mandatory notification to the Lessor six (6) months prior to the upcoming termination of the Agreement.
6.9Intentionally omitted.
7.WARRANTIES AND REPRESENTATIONS
7.1The Parties hereby provide each other with warranties and representations in accordance with Article 431.2 of the RF Civil Code:
1)that all the information provided by one Party to the other Party at the Agreement conclusion is accurate and up-to-date;
2)about their financial solvency;

3)that the Party is a currently acting legal entity and/or a duly registered individual entrepreneur; it is not in the process (and there are no grounds for its) liquidation; it is not in the process (and there are no signs for its) bankruptcy;
4)on availability of necessary corporate approvals required in accordance with the Legislation or constituent documents of the Party (approval of the Company’s Board of Directors or General Meeting of Participants, etc.) for the Agreement conclusion;
5)that the executive bodies of the Party are established in accordance with the current Legislation and the constituent documents of the Party.
6)that there are no claims or arbitral, administrative, judicial or other proceedings or investigations against the Facility in any court, arbitration court or other authority that, if resolved unfavourably, would have a material adverse effect on the Party’s ability to perform its obligations under the Agreement.
If the given warranties and representations prove to be false, the Party undertakes to compensate the other Party for losses in the amount of actual damages incurred as a result of unreliability of such warranties and representations.
7.2The Lessor hereby provides warranties and representations valid for the moment of the Agreement signing, in accordance with Article 431.2 of the RF Civil Code:
1)that the Lessor has the right to enter into the Agreement and that it has obtained all the necessary consents and permissions for this purpose;
2)that the Building and the Facility are not sold, donated, mortgaged, disputed about, not under a ban (arrest), and are not otherwise encumbered, except for the encumbrances specified in clauses 2.6 and 2.7 of the Agreement; the requirements of this clause do not limit the rights of the Lessor to further (during the term of the Agreement) disposal of the Building as a whole (including the Facility), including its alienation, transfer as collateral, encumbrance with the rights of third parties, etc.
3)that the Lessor has entered into all the agreements and contracts under which Housing and Communal Services are provided in relation to the Facility.
All the Lessor’s warranties and representations specified in this clause 7.1 and clause 7.2 of the Agreement are material for the conclusion, performance and termination of the Agreement by the Lessee. If the given warranties and representations prove to be false, then the Lessor shall reimburse the Lessee for all the losses incurred as a result of unreliability of such warranties and representations. Without prejudice to other provisions of the Agreement, the Lessee has the right to demand invalidation of the Agreement under influence of a fraud or a material mistake caused by false warranties and representations given by the Lessor, in accordance with articles 179 and 178 of the RF Civil Code, respectively.

8.FORCE MAJEURE
8.1Force majeure circumstances are circumstances of force majeure, such as natural disasters, military actions, occupation, public disorder, etc., as well as circumstances resulting from orders, decrees or other administrative or governmental restrictions. In each case, occurrence of any such circumstance is beyond the control of the Parties and in all such cases, the performance of obligations under the Agreement becomes impossible.
8.2If force majeure circumstances occur and prevent the Parties from performance of their obligations in a timely manner, the Parties under such extreme conditions are relieved of their obligations until the specified force majeure circumstances are terminated, provided that the Party subjected to the force majeure circumstances immediately notifies the other Party on the occurred circumstances providing a detailed description of the conditions created.
8.3The Party for which it is impossible to perform its obligations under the Agreement, shall immediately, but not later than within ten (10) calendar days from the moment of their occurrence, notify the other Party in writing of the occurrence and termination of the above circumstances. If, due to force majeure circumstance, the Facility becomes completely or partially unusable for a period of more than thirty (30) days, the Lessee, subject to providing the necessary documents of the competent state authorities, confirming the above circumstances, has the right to immediately cancel the Agreement with a written notification to the Lessor and does not bear any further obligations or liability to the Lessor.
9.CONFIDENTIALITY
9.1The Parties undertake not to disclose material information about the Agreement without the prior written consent of the other Party, except for the cases where disclosure is required by applicable Legislation or is required by the relevant competent authorities; when it is required for normal course of business of the Party, and when it is related to the potential exercise of the Party’ rights under the Agreement.
9.2The Parties do not intend to exchange confidential information under this Agreement. If there is a need to transfer any confidential information under the Agreement, the Parties undertake to conclude the Confidentiality Agreement.
10.MISCELLANEOUS
10.1Any dispute or claim between the Lessee and the Lessor arising in connection with the Agreement shall be resolved in accordance with the current legislation of the Russian Federation.
10.2Any dispute under the Agreement, if the Parties fail to reach an agreement regarding it, is subject to review by the Arbitration Court of Saint Petersburg and Leningrad Region in accordance with the rules valid as of the moment of the dispute resolution.

10.3If the payment details, postal addresses, or location of the Parties change, notification of any such change shall be send within seven (7) calendar days from the date of the above changes introduction.
10.4The Lessee may contact the Lessor with an offer of a phased lease of additional premises in the Building at the rates applicable to premises leased by the Lessee at the moment of additional premises provision.
The Lessee has, at all other things being equal, a pre-emptive right to lease additional premises in the Building.
10.5The Lessor undertakes to register the Agreement with the Office of the Federal Service for State Registration, Cadastre and Cartography in Saint Petersburg.
The Lessee undertakes to provide the Lessor with all the documents necessary for the Agreement state registration within ten (10) business days from the date of its signing.
The Lessor within ten (10) business days after receiving all the documents, required for state registration of the Agreement from the Lessee, and development of the Facility Technical Layout submits the Agreement to the Office of the Federal Service for State Registration, Cadastre and Cartography in St. Petersburg.
The Lessor’s obligation on state registration of the Agreement shall be deemed duly performed if the required set of documents for state registration of the Agreement is submitted in a timely manner, the grounds for suspension (refusal) of state registration of the Agreement (if applicable) are subsequently eliminated, to the extent that it depends on the Lessor and on subsequent submission of the necessary set of documents for state registration of the Agreement, until all violations that prevent state registration of the Agreement are eliminated.
10.6The Lessor undertakes to carry out state registration of the Agreement by 01.05.2021 inclusive.
10.7All the expenses related to making notarized copies of documents required for state registration of the Agreement are borne by the Party that shall hold the relevant documents.
The expenses related to obtaining the Facility Technical Layout required for state registration of the Agreement in accordance with the Legislation of the Russian Federation are borne by the Lessor.
The expenses, related to the payment of the state fee for the state registration of the Agreement at the Office of the Federal Service for State Registration, Cadastre and Cartography in Saint Petersburg, are borne by the Parties equally.
The expenses related to payment of the state fee for state registration of any changes/additions to the Agreement at the Office of the Federal Service for State Registration, Cadastre and Cartography in Saint Petersburg are borne by the Party initiating the relevant changes/additions introduction to the Agreement.

10.8From the date of a claim announcing, unless otherwise expressly set forth in this Agreement, the funds shall be paid by one Party to the other Party within five (5) business days.
10.9All the notices under the Agreement shall be made in writing and delivered by registered mail with delivery notification or by courier against signature.
10.10The Agreement is made in five (5) original copies in Russian, one copy is for the Lessee, the second one – for the Lessor, the third one – for the Office of the Federal Service for State Registration, Cadastre and Cartography in St. Petersburg; the remaining two copies of the Agreement are not submitted for the state registration and shall be kept by the Parties until the Agreement is received from the Office of the Federal Service for State Registration, Cadastre and Cartography in St. Petersburg as proof of the fact of the Agreement signing.
10.11The following appendices are attached to this Agreement and are its integral parts:

Appendix No. 1 – Facility Layout
Appendix No. 2 – Form of the Delivery and Acceptance Certificate
Appendix No. 3 – Certificate of Operational Responsibility Differentiation Appendix No. 4 – Form of the Certificate on the Facility Occupied by the Lessee Cut Open in Case of Accident or Threat of Accident.
Appendix No. 4 – Form of the Certificate on the Facility Occupied by the Lessee Cut Open in Case of Accident or Threat of Accident.
Appendix No. 5 – Electricity Metering Devices Readings Acceptance Certificate Appendix No. 6 – Building Operation Rules
Appendix No. 6 – Building Operation Rules

11.ADDRESSES AND DETAILS OF PARTIES
The Lessee:

Name	SEMRUSH RU LLC
Location Address:	22 Zastavskaya Str., Building 2, Letter A, office 618, Saint Petersburg 190006
Address for Correspondence:	22 Zastavskaya Str., Building 2, Letter A, office 618, Saint Petersburg 190006
E-mail Address:	legal@semrush.com
Director General	Kilimova Natalia Aleksandrovna
Taxpayer Identification Number (TIN)/Tax Registration Reason Code (KPP)	7810453178/781001001
Primary State Registration Number (OGRN)	1137847340036
Settlement Account No.
Bank’s Name:
Bank Identification Code (BIC):
Correspondent Account No.
The Lessor:

Name
Location Address:
E-mail Address:
Director General
Taxpayer Identification Number (TIN)/Tax Registration Reason Code (KPP)
Primary State Registration Number (OGRN)
Settlement Account No.
Bank’s Name:
Bank Identification Code (BIC):
Correspondent Account No.

On behalf of the Lessee:	On behalf of the Lessor:

Appendix No. 1
to Lease Agreement No. SR/1/2020/D dated __.04.2020
FACILITY LAYOUT

On behalf of the Lessee:	On behalf of the Lessor:

Appendix No. 2
to Lease Agreement No. SR/1/2020/D dated __.04.2020
AGREED

SEMRUSH RU, LLC	Individual Entrepreneur
Volkov-Kitain Grigory Valentinovich

FORM

Delivery and Acceptance
Certificate
Saint Petersburg
___________ _____, 20__
In accordance with Lease Agreement No. _____ dated __.__.20__     Krupyshev Mikhail Anatolievich, Individual Entrepreneur, hereinafter referred to as the “Lessor”, acting under the Certificate of State Registration of Individual Entrepreneur, issued on March 5, 2015 on the form of series 78 No.009212802, on the one hand, and
SEMRUSH RU, LLC, hereinafter referred to as the “Lessee”, represented by Natalia Aleksandrovna Kilimova, acting under the Charter, on the other hand, have executed this Certificate stating that the Lessor hereby delivers and the Lessee accepts (for lease) the Facility with a total area of 4,420 sq. m. at the address: 22 Zastavskaya Street, Building 2, Letter according to Lease Agreement No. _____ dated __.__.20__
Brief description of the Facility technical condition:
The technical condition of the leased Facility is satisfactory and corresponds to its purpose and intended use.
Notes:

The Facility is accepted by	The Facility is delivered by
the Lessee:	the Lessor:

Appendix No. 3
to Lease Agreement No. SR/1/2020/D dated __.04.2020
Certificate of Parties’ Operational Responsibility Differentiation

On behalf of the Lessee:	On behalf of the Lessor:

Appendix No. 4
to Lease Agreement No. SR/1/2020/D dated __.04.2020
AGREED

SEMRUSH RU, LLC	Individual
Entrepreneur
Volkov-Kitain Grigory Valentinovich

BC
22 Zastavskaya Street, Building 2, Letter A, St. Petersburg
___________ _____, 20__
CERTIFICATE
on the Facility Occupied by the Lessee Cut Open in Case of Accident or Threat of Accident without the Lessee’s Representative

The Lessee’s Name:
Numbers of opened sections (doors):
Number of the opened seal:
The reason for opening:

Condition of the Lessee’s property:
(was it affected by the accident or not, if it was affected, then to what extent, if it was moved, then to where and on whose instructions)

Measures taken to eliminate the accident, protect the Lessee’s property until its representative arrival

Appendix No. 4
to Lease Agreement No. SR/1/2020/D dated __.04.2020

Administration Representative
Officer that cut the seal(s), section(s), (position) door(s) open	(position)

(full name)

(signature)
Security Service Representative
BC
(position)

(full name)

(signature)

The Lessee’s Representative
That accepted its property after the accident or a threat of the accident	(position)

(full name)

(signature)

Appendix No. 5
to Lease Agreement No. SR/1/2020/D dated __.04.2020
Certificate
of Electricity Metering Devices Readings Acceptance
Saint Petersburg
___________ _____, 20__
In accordance with Lease Agreement No. _____ dated __.__.20__     Krupyshev Mikhail Anatolievich, Individual Entrepreneur, hereinafter referred to as the “Lessor”, acting under the Certificate of State Registration of Individual Entrepreneur, issued on March 5, 2015 on the form of series 78 No.009212802, on the one hand, and
SEMRUSH RU, LLC, hereinafter referred to as the “Lessee”, represented by Natalia Aleksandrovna Kilimova, acting under the Charter, on the other hand, have executed this Electricity Metering Devices Readings Acceptance Certificate (hereinafter referred to as the “Certificate”) as follows:
1.The electricity metering devices readings as of the moment of the Certificate signing:

Number of Electricity Metering Device	Readings, kW/h

2.The above mentioned electricity metering devices are properly sealed, no seals alteration have been found.

On behalf of the Lessee:	On behalf of the Lessor:

Appendix No. 6
to Lease Agreement No. SR/1/2020/D dated __.04.2020
BUILDING OPERATION
RULES
Regulations on Control of Access to the Building and Surrounding Areas
1.General Provisions
1.1The access control at the facility is carried out by senior administrators, administrators, and supervisors of the security service in accordance with these Regulations.
1.2Entry (exit) of the companies’ employees, as well as visitors is carried out through the access control system (turnstiles), using a pass of an established form
1.3Entry (exit) of vehicles belonging to companies, other organizations, as well as employees’ vehicles is carried out through:
–entrance No. 1 – 2 Parkovaya Street
–entrance No. 2 – 17 Tsvetochnaya Street
–entrance No. 3 – 22 Zastavskaya Street
1.4Entry (exit) of special purpose vehicles (EMERCOM, police, ambulance) are allowed to the facility through any entrances.
1.5It is forbidden to transport (carry) explosive items, weapons, flammable liquids, etc. to the territory of the facility.
2.Types of Passes
2.1Permanent passes are issued to employees of companies and are to be presented at the entrance of (exit from) the facility.
2.2In order to provide temporary employees with access to the facility, company managers shall submit the lists of such employees to the security service indicating the period and nature of the work to be executed by such employees. The lists are approved by the (Deputy) Director General of Megadrive, LLC.
2.3Visitors are provided with access to the facility in accordance with the following procedure:
–a candidate arrived at the facility shall be approved by phone with the head of the company, which the candidate arrived to;
–then the visitor is recorded in the “Visitor Registration” log, if he/she has a Russian passport with him/her, and is allowed to enter the facility. Visitors are allowed to enter the facility only during working hours,

Appendix No. 6
to Lease Agreement No. SR/1/2020/D dated __.04.2020
During non-working hours, visitors are accompanied by an employee of the company.
3.Entry (Exit) of Vehicles
a)during working hours
3.1Entry (exit) of vehicles belonging to companies is carried out according to the lists approved by the (Deputy) Director General of Megadrive, LLC.
When driving (carrying) out material values from the facility, the administrator (controller) shall withdraw a memo from the head of the company.
3.2Entry (exit) of third-party organizations’ vehicles is carried out according to the following procedure:
–an arrived vehicle is recorded in “Entry (Exit) Registration” log and allowed to enter the territory of the facility.
–when the vehicle is leaving the territory of the facility, a one-time pass issued by the head of the company is withdrawn
3.3Entry (exit) of vehicles belonging to companies’ employees is carried out according to the lists approved by the (Deputy) Director General of Megadrive, LLC.
b)during non-working hours
3.4Entry (exit) of vehicles belonging to companies is carried out according to the memos approved by the (Deputy) Director General of Megadrive, LLC.
When driving (carrying) out material values from the facility, the administrator (controller) shall withdraw a memo from the head of the company.
3.5Entry (exit) of third-party organizations’ vehicles is carried out according to the following procedure:
–arrived vehicles are allowed to the territory of the facility on the basis of a memo from the head of the company and approved by the (Deputy Director General) of Megadrive, LLC, recorded in “Entry (Exit) Registration” log and then allowed to the territory of the facility.
–when the vehicle is leaving the territory of the facility, a one-time pass issued by the head of the company is withdrawn
3.6Entry (exit) of vehicles belonging to the companies’ employees is allowed on the basis of a memo signed by the head of the company and approved by the (Deputy) Director General of Megadrive, LLC.

Appendix No. 6
to Lease Agreement No. SR/1/2020/D dated __.04.2020
4.Access for Companies’ Employees to Cut Service Rooms and/or Offices Open
a)during working hours
In order to cut service rooms and/or offices open, company managers appoint a certain number of employees and submit memos to the security service, which are approved by the (Deputy) Director General of Megadrive, LLC.
b)during non-working hours
During non-working hours (weekends and holidays), access for the companies’ employees to the facility in order to cut service rooms and/or offices open is limited and is carried out on the basis of memos from the heads of the companies indicating the period of work (beginning and end). Such memos shall be approved by the Deputy) Director General of Megadrive, LLC.
It is strictly forbidden to allow employees to work on weekends and public holidays without a pre-submitted and properly executed memo (on Friday or on the eve of the holiday, not later than at 4.00 p.m.).
5.Position of Gates, Barriers

Gates	No. 3 – 2 Parkovaya Street; No. 2 – 17 Tsvetochnaya Street; No. 4 – 22 Zastavskaya Street; No. 1 – 7 Zastavskaya Street.	from 8.00 a.m. till 8.00 p.m. – open from 8.00 a.m. till 8.00 p.m. – open from 8.00 a.m. till 8.00 p.m. – open 24 hours closed

Barriers	No. 3 – 2 Parkovaya Street; No. 2 – 17 Tsvetochnaya Street; No. 4 – 22 Zastavskaya Street.	24 hours closed 24 hours closed 24 hours closed